EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders

Ark Development, Inc.

(an Exploration Stage Company)

We hereby consent to the inclusion in this SB-2 Registration Statement of Ark Development, Inc. of our report dated November 15, 2007, relating to the financial statements of Ark Development, Inc. (an Exploration Stage Company) for the period from the date of inception (October 9, 2006) to October 31, 2007 and 2006 and for the year ended October 31, 2007, and to the use of our name as it appears under the caption "Experts".

Madsen & Associates CPA’s, Inc.

January 8, 2008